EXHIBIT 18.01

KPMG LLP	Telephone	612 305 5000
4200 Wells Fargo Center	Fax	612 305 5100
90th South 7th Street 55305	Internet	www.us.kpmg.com

April 20, 2005

Ceridian Corporation
3311 E. Old Shakopee Road

Minneapolis, MN 55425

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Ceridian Corporation (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and stockholders’ equity for each of the years in the three-year period ended December 31, 2004, and have reported thereon under date of April 20, 2005. The aforementioned consolidated financial statements and our audit report thereon are incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2004. As stated in Note I to those financial statements, the Company changed the measurement date for its pension and postretirement health care plans from September 30 to December 31.  The note also states that the newly adopted accounting principle is preferable in the circumstances because: (a) it would allow pension cost measurements and future pension plan funding decisions to be based on information closer to the financial statement date of December 31; and (b) it is more closely aligned with the timing of the Company’s annual budgeting and planning process.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.